Exhibit 10.9

NEW REMEDY CORP.

NOTICE OF SUBSTITUTE NON-STATUTORY STOCK OPTION GRANT

New Remedy Corp., a Delaware corporation and successor-in-interest to Remedy Partners, Inc. (“New Remedy” or the “Company”), pursuant to the terms of the Plan set forth below (the “Plan”), hereby grants to Participant identified below on the date set forth below (the “Date of Grant”) an option (a “Stock Option”) to purchase up to the number of shares of Stock set forth below with an exercise price per share of Stock set forth below. The Stock Option is subject to all of the terms and conditions set forth herein (the “Notice”), in the Substitute Option Agreement attached hereto, and in the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Substitute Option Agreement or Plan, as applicable.

The Stock Option granted hereunder is being granted (i) in connection with that certain Agreement and Plan of Merger by and among Remedy Partners, Inc., a Delaware corporation now known as Remedy Partners, LLC (“Remedy Partners”) and Remedy Merger Sub, Inc., a Delaware corporation (“Remedy Merger Sub”), dated as of November 26, 2019 (the “Remedy Merger Agreement”), and (ii) in substitution for options to acquire shares of common stock of Remedy Partners (the “Remedy Options”) set forth below, as described in further detail in the Option Agreement attached hereto.

Participant:	[Insert Participant Name]

Date of Grant:	November 26, 2019

Number of Shares of Stock Subject to the Stock Option:	[Insert Amount] of Class A Common Stock, par value $0.001 per share, of New Remedy

Exercise Price Per Share of Stock:	[Insert Exercise Price]

Option Expiration Date:	Remedy Option Expiration Date (set forth below).

Plan:	New Remedy Corp. 2019 Equity Incentive Plan (formerly known as the Remedy Partners, Inc. 2019 Equity Incentive Plan), as may be amended from time to time

Remedy Option Information:

Remedy Option Date of Grant	Remedy Option Expiration Date:	Exercise Price Per Share of Remedy Partners Stock:	Number of Shares of Stock Subject to the Remedy Option:	Number of Shares of Stock Subject to the Remedy Option (Vested as of Date Hereof):
[Insert Original Date of Grant]	[Insert Expiration Date]	[Insert Exercise Price]	[Insert Number]	[Insert Vested Number]

The Company, by its duly authorized officer, and the Participant have executed this Notice as of the Date of Grant.

NEW REMEDY CORP.

By:

Name:

Title:

The undersigned Participant acknowledges receipt of, and understands and agrees to, this Notice, the Substitute Option Agreement, and the Plan. Participant further acknowledges that as of the Date of Grant, this Notice, the Option Agreement and the Plan (and any agreements expressly incorporated therein by reference) set forth the entire understanding between the Participant and the Company regarding the Stock Option and, except as otherwise expressly provided therein, supersede all prior oral and written agreements on the subject.

PARTICIPANT

By
[Participant’s Name]

SUBSTITUTE NON-STATUTORY STOCK OPTION AGREEMENT

Pursuant to the Notice of Substitute Non-Statutory Stock Option Grant (the “Notice”) delivered to the Participant, and subject to the terms and conditions of this Substitute Non-Statutory Stock Option Agreement (the “Agreement”) and the Plan, the Company and Participant agree as set forth below. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Notice or the Plan, as applicable.

RECITALS

WHEREAS, Remedy Partners, LLC, formerly known as Remedy Partners, Inc. (“Remedy Partners”) and Cure TopCo, LLC, formerly known as Chloe Ox Holdings, LLC (“Cure TopCo”) entered into that certain Combination Agreement, dated November 14, 2019, pursuant to which Cure TopCo will acquire all of the issued and outstanding equity securities of Remedy Partners, in exchange for the issuance to New Remedy Corp of certain newly issued equity interests of Cure Topco (the “Combination”);

WHEREAS, prior to and in connection with the Combination, on November 26, 2019, Remedy Partners implemented a reorganization pursuant to which it formed New Remedy as a wholly owned subsidiary of Remedy Partners and New Remedy formed Remedy Merger Sub, Inc., a Delaware corporation (“Remedy Merger Sub”) as a wholly owned subsidiary of New Remedy, and, thereafter, Remedy Partners and Remedy Merger Sub entered into that certain Remedy Merger Agreement, pursuant to which Remedy Merger Sub merged with and into Remedy Partners, with Remedy Partners surviving as a wholly-owned subsidiary of New Remedy (the “Merger”);

WHEREAS, as a result of the Merger, each share of common stock of Remedy Partners was cancelled and converted into one share of Class A Common Stock of New Remedy;

WHEREAS, prior to the Merger, Participant held certain options to purchase a number of shares of common stock of Remedy Partners set forth in the Notice (the “Remedy Options”) pursuant to the Remedy Partners, Inc. 2019 Equity Incentive Plan;

WHEREAS, in connection with the Merger, the Remedy Partners, Inc. 2019 Equity Incentive Plan was assigned to, and assumed by, New Remedy (the “Plan Assumption”);

WHEREAS, in connection with the Plan Assumption, the Remedy Partners, Inc. 2019 Equity Incentive Plan was renamed the New Remedy Corp. 2019 Equity Incentive Plan (as may be amended from time to time, the “Plan”), and the Plan was amended and restated to, among other things, allow for the grant of options to purchase shares of Class A Common Stock of New Remedy;

WHEREAS, in connection with the Merger, and in accordance with the terms and conditions of the Plan, options to acquire shares of Class A Common Stock of New Remedy (such options, the “Stock Options”) were substituted for the Remedy Options, as set forth in the Notice;

WHEREAS, the Stock Options are subject to all of the same terms and conditions of the corresponding Remedy Options, except as expressly provided herein; and

WHEREAS, subject to the limitations contained in Rule 506 or Rule 701, as applicable, under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of the Stock Options is intended to be exempt from the registration requirements of the securities Act pursuant to Rule 506 or Rule 701, as applicable.

1.    Treatment of Remedy Options. As of the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), each Remedy Option previously entitling Participant to acquire shares of Remedy Partners common stock on the terms set forth in the award agreement evidencing such Remedy Option shall, in accordance with the terms and conditions of the Plan, be substituted for a Stock Option to purchase a corresponding number of shares of Class A Common Stock of New Remedy (“Stock”) set forth in the Notice with an exercise price per share of Stock set forth in the Notice, in each case, subject in all respects to adjustment pursuant to the provisions of the Plan in respect of transactions occurring after the date hereof. The Stock Option is hereby granted to the Participant in connection with the Participant’s employment in substitution of a Remedy Option (which Remedy Option is hereby deemed cancelled as of the Closing Date (as defined in the Merger Agreement)). The exchange of a Remedy Option for a Stock Option is intended to qualify as an option substitution under Treas. Reg. §1.409A-1(b)(5)(v)(D) and will be construed accordingly.

No portion of the Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code.

2.    Governing Documents. Except as otherwise provided in this Agreement, the Stock Option will remain subject to the terms and conditions of the award agreement evidencing the corresponding Remedy Option. Without limiting the generality of the foregoing, (a) the Stock Option will expire not later than the latest date on which the corresponding Remedy Option would have expired (the “Stock Option Expiration Date”), as set forth in the Notice, and (b) the Stock Option will remain subject to the vesting terms and conditions of the corresponding Remedy Option. For purposes of this Agreement, as applicable to the Stock Option, the award agreement evidencing the corresponding Remedy Option shall be referred to herein as the “Remedy Option Award Agreement.” In the event of any conflict between the terms and provisions of this Agreement (including the Notice) and the Remedy Option Award Agreement, except as otherwise expressly provided herein, this Agreement will govern and control. In the event of any conflict between the terms and provisions of the Plan and this Agreement, except as otherwise expressly provided herein, this Agreement will govern and control.

3.    Exercise of Stock Option. Notwithstanding anything contained herein or in the Remedy Option Award Agreement to the contrary, any vested Stock Option that has not yet expired will (a) only be exercisable on the first to occur of any of the following that occurs after the date hereof: (i) termination of Employment (other than a termination for Cause) that constitutes a “separation from service” under Treas. Reg. §1.409A-1(h), (ii) a Change of Control that constitutes a “change in control event” under Treas. Reg. §1.409A-3(i)(5) (it being understood that the transactions contemplated by the Combination Agreement shall not constitute a “change in control event” for any purpose hereunder), (iii) Participant’s Disability that constitutes a “disability” under Treas. Reg. §1.409A-3(i)(4), (iv) Participant’s death, and (v) the date that is sixty (60) days prior to the Stock Option Expiration Date (the first to occur of such dates, the “Trigger Date”); (b) remain exercisable until the end of the sixtieth (60th) day following the Trigger Date (the “Exercise Period”), provided that if the Exercise Period spans two calendar years, the Trigger Date will be deemed to have occurred, and the Exercise Period will commence, on the first day of the second calendar year (but in no event extend beyond the Stock Option Expiration Date); and (c) if not so exercised during the Exercise Period, be automatically cancelled and forfeited for no consideration. The method by which each Stock Option may be exercised, and the terms and conditions of such exercise (other than the timing of such exercise, as set forth in this Section 3), shall be as set forth in the Remedy Option Award Agreement or Plan, as applicable. For the avoidance of doubt, it is an express condition to the exercise of the Stock Option that the Participant execute and deliver to the Company a joinder to the Stockholders’ Agreement in a form provided by the Company.

4.    Restrictive Covenants. The Participant hereby acknowledges and agrees that he or she will be subject to the restrictive covenants set forth in Schedule I and incorporated herein by reference.

5.    Effect on Employment. Neither the grant of the Stock Option, nor the issuance of shares of Stock upon exercise of the Stock Option, will give the Participant any right to be retained in the employ or service of the Company or any of its affiliates (including Cure TopCo and its direct and indirect subsidiaries), affect the right of the Company or any of its affiliates to discharge or discipline the Participant at any time, or affect any right of such Participant to terminate his or her employment or service at any time.

6.    Legends, Etc. Certificates evidencing any shares of Stock purchased upon exercise of the Stock Option granted hereby (if any) may bear such legends as the Administrator may determine to be necessary or appropriate, in addition to any legends that may be required by applicable securities laws, the Plan, the Stockholders’ Agreement or any other applicable documents or arrangements governing the Stock.

7.    Transfer of the Stock Option. Notwithstanding anything in the Plan to the contrary, except as otherwise provided in the Remedy Option Award Agreement, the Stock Option may not be transferred except by will or by the laws of descent and distribution, and is exercisable during the Participant’s life only by the Participant.

8.    Withholding. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued shares of Stock upon exercise of the Stock Option, are subject to the Participant promptly paying to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) all taxes required to be withheld. No shares of Stock will be transferred pursuant to the exercise of the Stock Option unless and until the person exercising the Stock Option has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax requirements (if any), or has made other arrangements satisfactory to the Company with respect to such taxes. The Participant authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Participant, but nothing in this sentence will be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section.

9.    Section 409A. The Stock Option granted hereunder is intended to comply with or be exempt from the requirements of Section 409A and shall be construed accordingly. None of the Company, any of its Affiliates, or the Administrator, nor their respective directors, officers, agents, representatives or any affiliates of the foregoing, shall have any liability to the Participant or to any other person by reason of any failure of this Stock Option to satisfy or be exempt from the requirements of Section 409A.

10.    Binding Effect. This Agreement (including the Notice) shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

11.    Acknowledgements. The Participant acknowledges and agrees that (a) this Agreement, and the Notice may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, and (b) this Agreement and Notice may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder.

12.    Governing Law. This Agreement (including the Notice), and all claims or disputes arising out of or based upon this Agreement or the Notice or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The parties hereto agree that any disputes related to this Agreement shall be resolved in the state or federal courts of Delaware, to whose exclusive jurisdiction the Participant expressly consents.

[Remainder of Page Intentionally Left Blank.]

Schedule I

Restrictive Covenants

1.    Mutual Agreement. The Participant acknowledges the importance to the Company and its Affiliates (as defined below) of protecting their Confidential Information and other legitimate business interests, including the valuable trade secrets and good will that they have developed or acquired. In consideration of the Participant’s continued employment with the Company or any one of its Affiliates, the Participant’s equity award and other good and valuable consideration, the receipt and sufficiency of which the Participant hereby acknowledges, the Participant agrees that the following restrictions on the Participant’s activities during and after employment are reasonable and necessary to protect the legitimate interests of the Company and its Affiliates.

2.    Confidentiality.

2.1.    The Participant agrees that all Confidential Information which the Participant has created or will create or to which the Participant has access as a result of the Participant’s employment and other associations with the Company or any of its Affiliates is and will remain the sole and exclusive property of the Company and its Affiliates. The Participant agrees that, except as required for the proper performance of the Participant’s regular duties for the Company and its Affiliates, as expressly authorized in writing in advance by a duly authorized officer of the Company, or as required by applicable law, the Participant will never, directly or indirectly, use or disclose any Confidential Information. The Participant understands and agrees that this restriction will continue to apply after the cessation of the Participant’s employment for any reason. For the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects the Participant’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity. The Participant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, the Participant may be held liable if the Participant unlawfully access trade secrets by unauthorized means.

2.2.    The Participant agrees that all documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Participant, will be the sole and exclusive property of the Company and its Affiliates. The Participant agrees to safeguard all Documents and to surrender to the Company or its relevant Affiliate (or destroy, at the Company’s direction), at the time the Participant’s employment terminates or at such earlier time or times as an authorized officer of the Company may specify, all Documents then in the Participant’s possession or control. The Participant also agrees to disclose to the Company, at the time the Participant’s employment terminates or at such earlier time or times as an authorized officer of the Company may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Participant has password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

3.    Assignment of Intellectual Property Rights. The Participant agrees to promptly and fully disclose all Intellectual Property to the Company. The Participant hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Participant’s full right, title and interest in and to all Intellectual Property. The Participant agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights, trademarks, designs or other proprietary rights to the Intellectual Property. The Participant will not charge the Company for time spent in complying with these obligations (a) as long as the Participant is employed by the Company or any of its Affiliates, and (b) following the Participant’s termination of employment with the Company, provided such post-termination compliance does not require a significant amount of the Participant’s time. All copyrightable works that the Participant creates during employment with the Company will be considered “work made for hire” and will, upon creation, be owned exclusively by the Company.

4.    Restricted Activities.

4.1.    While the Participant is employed by the Company or any of its Affiliates and during the 12 month period immediately following the date of the cessation of the Participant’s employment (the employment and post-employment periods, in the aggregate, the “Restricted Period”), the Participant agrees to not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in any capacity similar or related to the capacity in which the Participant has been employed by the Company or any of its Affiliates, compete with the Company or any of its Affiliates (A) in any geographic area in which the Company or any of its Affiliates does business[ during the Participant’s employment or (B) within twenty five (25) miles of any location where the Company or any of its Affiliates has one or more clients or customers during the Participant’s employment or, with respect to the portion of the Restricted Period that follows the termination of the Participant’s employment, at the time of such termination (the “Restricted Area”). Specifically, but without limiting the foregoing, the Participant agrees not to work or provide services, in any capacity similar or related to the capacity in which the Participant has been employed by the Company or any of its Affiliates, anywhere in the Restricted Area, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged, in whole or in part, in the Business, including, but not limited to, naviHealth, Archway Health, PatientPing, Unite Us and Matrix Medical Network.

4.2.    During the Restricted Period, the Participant agrees to not, directly or indirectly, (a) solicit or encourage any customer, vendor, supplier or other business partner of the Company or any of its Affiliates to terminate or diminish its relationship with any of them; or (b) seek to persuade any such customer, vendor, supplier or other business partner, or any prospective customer, vendor, supplier or other business partner of the Company or any of its Affiliates, to conduct with anyone else any business or activity which such customer, vendor, supplier or other business partner conducts, or such prospective customer, vendor, supplier or other business partner could conduct, with the Company or any of its Affiliates; provided, however, that these restrictions will apply (y) only with respect to those Persons who are or have been a business partner of the Company or any of its Affiliates at any time within the twelve (12)-month period immediately preceding the activity restricted by this Section 4.2 or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such twelve (12)-month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Participant has performed work for such Person during the Participant’s employment or otherwise had material contact with such Person during the Participant’s employment or other associations with the Company or any of its Affiliates, or has had access to Confidential Information which would assist in the Participant’s solicitation of such Person.

4.3.    During the Restricted Period, the Participant agrees to not, and to not assist any other Person to, directly or indirectly, (a) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with any of them. For purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time within the twelve (12)-month period immediately preceding the activity restricted by this Section 4.3.

5.    Nondisparagement. Subject to the third to last sentence of Section 2.1 of this Schedule I, in order to protect the goodwill of the Company and any of its Affiliates, to the fullest extent permitted by law, both during and after the Restricted Period, the Participant will not publicly criticize, denigrate, or otherwise disparage any of the Company, its Affiliates, and each such entity’s employees, officers, directors, consultants, other service providers, products, processes, policies, practices, standards of business conduct, or areas or techniques of research, manufacturing, or marketing. Nothing in this Section 5 shall prevent the Participant from cooperating in any governmental proceeding or from providing truthful testimony pursuant to a legally-issued subpoena.

6.    Enforcement of Covenants. The Participant gives the Company assurance that the Participant has carefully read and considered all of the restraints hereunder, has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Schedule I, and has, by signing the Notice, agreed to the terms and conditions of this Schedule I knowingly and voluntarily. The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and are reasonable in respect to subject matter, length of time and geographic area. The Participant further agrees that, were the Participant to breach any of the covenants contained herein, the damage to the Company and its Affiliates would be irreparable. The Participant therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Participant of any such covenants, without having to post bond. So that the Company may enjoy the full benefit of the covenants contained in Section 4 above, the Participant agrees that the Restricted Period will be tolled, and will not run, during the period of any breach by the Participant of such covenants. In the event that any provision of this Schedule I is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Participant agrees that each of the Company’s Affiliates will have the right to enforce the Participant’s obligations to that Affiliate under this Schedule I. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Participant’s employment or other relationship with the Company or any of its Affiliates, will operate to excuse the Participant from the performance of the Participant’s obligations under this Schedule I.

7.    Definitions. For purposes of this Schedule I, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company or Cure TopCo, where control may be by management authority, equity interest or otherwise.

“Business” means any business that (i) designs, implements and administers bundled payment programs for episodes of healthcare; (ii) offers software specifically supporting bundled payment programs, ACOs and/or other forms of capitated payment for healthcare; (iii) provides home health assessments or care management services to patients in the home; (iv) provides complex care management services in skilled nursing facilities or other post-acute facilities; or (v) any other business in which the Company or any of its Affiliates is engaged in during the Participant’s employment, or, with respect to the portion of the Restricted Period that follows termination of the Participant’s employment, at the time of such termination.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include (i) information that enters the public domain, other than through the Participant’s breach of the Participant’s obligations hereunder or (ii) information that the Participant receives on a non-confidential basis from a third-party source outside the Company or any of its Affiliates, provided that such source is not prohibited from disclosing such information pursuant to any legal, fiduciary or contractual obligation or otherwise.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, product formulations, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Participant (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Participant’s employment that relate, or otherwise could be used with respect, either to the business of the Company or any of its Affiliates or to any actively planned activity of the Company or any of its Affiliates or that result from any work performed by the Participant for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

8.    Entire Agreement; Severability; Modification. This Schedule I sets forth the entire agreement between the Participant and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof; provided, however, that this Agreement shall not supersede any effective assignment of any invention or other intellectual property to the Company or any of its Affiliates and shall not constitute a waiver by the Company or any of its Affiliates of any right that any of them now has or may now have under any agreement imposing obligations on the Participant with respect to confidentiality, non-competition, non-solicitation of employees, independent contractors or like obligations. The provisions of this Schedule II are severable. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by the Participant and an expressly authorized officer of the Company. Provisions of this Agreement will survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purpose of other surviving provisions.

9.    Assignment. The Company may assign its rights and obligations under this Schedule I without the Participant’s consent to any of its Affiliates or to any Person with whom the Company will hereafter effect a reorganization, consolidate or merge, or to whom the Company will hereafter transfer all or substantially all of its properties or assets. This Agreement will inure to the benefit of and be binding upon the Participant and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

10.    Choice of Law. Notwithstanding anything contained in the Notice, Agreement, or the applicable Plan to the contrary, the provisions of this Schedule I will be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of laws principles that could result in the application of the laws of another jurisdiction. The Participant agrees to submit to the exclusive jurisdiction of the courts of and in the State of Delaware in connection with any dispute arising out of this Agreement.